SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  June 28, 1999


                         DYNAMICS RESEARCH CORPORATION

               (Exact name of registrant as specified in charter)



Massachusetts                        0-2479             04-2211809
(State or Other                (Commission File       (IRS Employer
Jurisdiction of                     Number)         Identification No.)
Incorporation)



                   60 Frontage Road, Andover, MA 01810-5498
           (Address of principal executive offices)  (Zip Code)



Registrant's telephone number, including area code:  (978)475-9090



                                   N/A
        (Former name or former address, if changed since last report)


Item 2.  Disposition of Assets


     On June 28, 1999, Dynamics Research Corporation sold its telecommunications fraud control business to Amdocs Inc., a Delaware corporation, and Amdocs Development Limited, a Cyprus corporation, both of which are affiliates of Amdocs Limited, an international provider of customer care, billing and other systems to telecommunications customers. Dynamics Research Corporation received an aggregate of $1.7 million at closing, and is entitled to royalties up to $1.8 million over the three-year period following closing based on sales or licenses of the Sleuth fraud control product and succeeding fraud control products based on the Sleuth technology. The terms of the sale are set forth in the Asset Purchase Agreement, dated as of June 28, 1999, between Dynamics Research Corporation and Amdocs Inc. and the Technology Transfer Agreement, dated as of June 28, 1999, between Dynamics Research Corporation and Amdocs Development Limited. Copies of these agreements are filed as exhibits to this Form 8-K.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

     (b)  Pro Forma Fiancial Information

     (1) Set forth below are the pro forma consolidated financial data of Dynamics Research Corporation at December 31, 1998 and for the year then ended. The unaudited pro forma consolidated financial data were derived from the historical financial statements that were audited by Arthur Andersen LLP, whose report appears in the registrant's form 10-K for the year ended December 31, 1998. The following unaudited pro forma consolidated financial data from the fiscal year ended December 31, 1998 give effect to the disposition of assets described in Item 2 as if it had occurred on December 31, 1998. The unaudited pro forma consolidated statement of income does not purport to represent what the results of operation would have been if the disposition had occurred as of the date indicated or what such results will be for any future periods.



Consolidated Balance Sheet at December 31, 1998
(in thousands of dollars)


                               As Reported        Pro-forma        Pro-forma
                                12/31/98        Adjustments         12/31/98


  Assets

Cash and cash equivalents       $     97                           $     97
Receivables                       33,016                             33,016
Unbilled expenditures             32,169                             32,169
Inventories                        2,647                              2,647
Refundable income taxes                9                                  9
Prepaid Expenses                     958                                958
  Total current assets            68,896                             68,896
Net property, plant and
 equipment                        18,429                             18,429
Other non-current assets             742                                742
  Total Assets                  $ 88,067                           $ 88,067

  Liabilities
Accounts and drafts payable     $ 10,300                           $ 10,300
Accrued payroll                    7,782                              7,782
Other accrued expenses             2,630                              2,630
Current deferred income taxes      7,189                              7,189
Net liabilities (assets) of
 discontinued operation            1,772          (1,300)(1)            472
  Total current liabilities       29,673          (1,300)            28,373
Long-term debt                    26,800                             26,800
Deferred income taxes                348                                348

Common stock                         873                                873
Treasury stock                      (136)                              (136)
Capital in excess of par          27,474                             27,474
Retained earnings                  3,035           1,300(2)           4,335

  Total shareholders' investment  31,246           1,300             32,546
  Total liabilities and
   shareholders investment      $ 88,067                           $ 88,067

(1) Reflects the decrease in the accrued loss for disposal of discontinued operations as a result of the disposition described in Item 2.

(2) Reflects the loss on disposal of discontinued operations described in
    Item 2, net of tax.





Consolidated Statement of Operation for the year ended December 31, 1998 (in thousands of dollars)

                               As Reported        Pro-forma        Pro-forma
                                12/31/98         Adjustments        12/31/98


Total revenue                   $182,344                           $182,344

Cost of contract revenue         140,653                            140,653
Cost of goods                     22,029                             22,029
Selling engineering and
 administrative expense           17,203                             17,203
Operating income                   2,459                              2,459

Interest expense, net              1,612                              1,612
Provision for income taxes           356                                356
Income from continuing operations    491                                491
Loss from discontinued
 operation, net of applicable
 tax benefit of $1,989            (3,890)                            (3,890)

Loss on disposal of discontinued
 operations, net of applicable
 benefit for income taxes
 of $1,576 (pro forma benefit
 of $780)                         (2,572)          1,300(1)          (1,272)
Loss from discontinued
 operations                       (6,462)          1,300             (5,162)

Net Income (loss)               $ (5,971)          1,300           $ (4,671)

(1) Reflects the loss on disposal of discontinued operations described in Item 2, net of tax.

(c)  Exhibits:

10.11 Asset Purchase Agreement, dated as of June 28, 1999, between Dynamics Research Corporation and Amdocs, Inc.

10.12      Technology Transfer Agreement, dated as of June 28,
           1999, between Dynamics Research Corporation and Amdocs
           Development Limited.


                                  SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     DYNAMICS RESEARCH CORPORATION


Date:  July 13, 1999                    By:  /S/  Douglas R. Potter
                                             Douglas R. Potter
                                             Vice President of Finance




EXHIBIT INDEX


The following designated exhibits are filed herewith:

10.11 Asset Purchase Agreement, dated as of June 28, 1999, between Dynamics Research Corporation and Amdocs, Inc.

10.12      Technology Transfer Agreement, dated as of June 28,
           1999, between Dynamics Research Corporation and Amdocs
           Development Limited.